Exhibit 5.6

Greenbaum Rowe

            Smith & Davis LLP

COUNSELORS AT LAW

METRO CORPORATE CAMPUS ONE

P.O. BOX 5600

WOODBRIDGE, NJ 07095-0988

(732) 549-5600        FAX (732) 549-1881

DELIVERY ADDRESS: 99 WOOD AVENUE SOUTH, ISELIN, NJ 08830-2712

INFO@GREENBAUMLAW.COM

WWW.GREENBAUMLAW.COM

ROSELAND OFFICE:

75 LIVINGSTON AVENUE

SUITE 301

ROSELAND, NJ 07068-3701

(973) 535-1600

FAX (973) 535-1698

_________, 2011

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc. Registration Statement on Form S-4 and Sale of Senior Notes

Ladies and Gentlemen:

We have acted as counsel to Beazer Realty, Inc., a New Jersey corporation (the “Guarantor”), a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of $250,000,000 aggregate principal amount of 9.125% Senior Notes due 2019 (the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). In conjunction with the issuance of the Notes, the Guarantor and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to the Notes (each individually, a “Guarantee” and, collectively, the “Guarantees”).

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourteenth Supplemental Indenture, dated as of November 12, 2010 by and among the Company, the Trustee, the Guarantor and the other guarantors signatory thereto (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with our opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Indenture; (ii) the Guarantee; (iii) the Certificate of Good Standing of the Guarantor dated February 24, 2011; (iv) the corporate resolutions of the board of directors of the Guarantor, authorizing and approving (a) the Guarantor’s execution, delivery and performance of the Indenture and its Guarantee, and (b) the filing of the Registration Statement with the Commission under the Act; (v) the Certificate of Incorporation of the Guarantor (the “Certificate of Incorporation”); and (vi) the Amended and

Restated By-laws of the Guarantor (the “By-Laws”). We have also examined that certain draft of the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such documents. As to any facts relevant to the opinions expressed below that we did not independently establish or verify, we have relied upon statements and representations of the Guarantor or others, including the representations of the Guarantor in the documents referenced above and the representations set forth in that certain Officer’s Certificate of the Guarantor dated February 28, 2011.

Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.	The Guarantor is validly existing as a corporation and in good standing under the laws of the State of New Jersey, and the Guarantor has the corporate power to execute, deliver and perform its obligations under the Guarantee.

2.	The execution, delivery and performance of the Indenture and the Guarantee by the Guarantor has been duly authorized by all necessary corporate action on the part of the Guarantor.

3.	When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Guarantee has been duly endorsed on the Notes, the Guarantee will constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms.

4.	The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder do not and will not (i) require any consent or approval of Guarantor’s stockholders, or (ii) violate any provision of any law, rule, or regulation of the State of New Jersey or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor, which violation would impair its ability to perform its obligations under the Guarantee, or (iii) violate either the Certificate of Incorporation or the By-laws.

We are members of the Bar of the State of New Jersey, and we express no opinion to the laws of any jurisdiction except the laws of the State of New Jersey and the United States of America. We note that the documents referenced in this opinion provide that that they are to be governed by New York law, with certain qualifications and exceptions. We express no opinion as to the interpretation of the choice of law provisions in the documents referenced herein, including, without limitation, which provisions of such documents a court would deem subject to New Jersey rather than New York law.

The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but such opinions are not guarantees or warranties and should not in any respect be construed as such.

This opinion has been prepared for use in connection with the Registration Statement, the Indenture and the Guarantee. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm Troutman Sanders LLP in and in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.

We hereby consent to the references in the Registration Statement, to our law firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,